Exhibit 10.2

Date:

To:

From:     Brian Koenig

Subject: Long-Term Incentive Plan Awards

On [Grant Date], the Human Resources and Compensation Committee (the “HRCC”) granted you performance-based awards for fiscal year 200X (the “FY0X LTIP Awards”) under the Long-Term Incentive Plan (“LTIP”). Your FY0X LTIP Awards grant you the right to earn $[____________] (the “Cash Performance Unit Award”) and a stock option to purchase up to [____________] shares (the “Option Award”) at an exercise price of $[____________] per share. These awards are made in recognition of your role as a senior executive and key contributor to the company’s long-term success. The LTIP’s primary objectives include:

•	Improve long-term financial results, emphasis on growing earnings and revenue;

•	Provide financial upside for key executives, but limit potential charges to earnings by capping cash payouts to LTIP participants at 4% of the company’s profits before taxes;

•	Continue emphasis on equity; and

•	Reflect competitive practices in high tech industry.

Vesting Criteria

The cumulative percentage (as described below) of each FY0X LTIP Award which vests with respect to each fiscal year (the “Measurement Year”) shall be based upon the increase in net revenues (for the Option Award) or earnings per share (for the Cash Performance Unit Award) over the results for the Base Year (as described below) based on the vesting schedule described below and as follows:

(i)	For fiscal years 200X and 200X+1, your FY0X LTIP Awards will not vest; and

(ii)	For fiscal years 200X+2 and subsequent fiscal years, the compound annual percentage increase in results (i.e., net revenues for the Option Award or earnings per share for the Cash Performance Unit Award, as appropriate) for the four fiscal years beginning with the Base Year and ending with the Measurement Year, which is a rolling three-year annual compound percentage growth rate using the results of four fiscal years. For fiscal year 2007, the Base Year shall be fiscal year 2004. For each Measurement Year thereafter, the Base Year will roll to the next fiscal year, i.e., the Base Year for fiscal year 2008 is fiscal year 2005.

VESTING SCHEDULE

Compound Annual Percentage Growth Rate (%)	Cumulative % of Award Which Vests
10	10
11	20
12	30
13	50
14	70
15 or higher	100

Averages between these points will be paid out on a straight-line interpolation basis (e.g., 12.5% increase is a 40% payout).

For purposes of these Awards, the net revenues and earnings per share shall be adjusted as the HRCC in its sole discretion shall determine. The annual compound percentage growth rate shall be determined using a mathematical formula as the HRCC in its sole discretion shall approve. Awards will not vest until the HRCC has determined that they are payable.

The Option Award only shall fully vest on the sixth anniversary of the date of grant, subject to the provisions of the Stock Option Grant Agreement. All of the Option Awards and the Cash Performance Unit Awards terminate on the tenth anniversary of the date of grant.

Qualifiers to Vesting Schedule and Interest Accumulation

•	Cumulative Vesting. The award vesting will be determined on a cumulative basis. For example, if your cumulative percent scheduled vesting for fiscal year 2008 was 50% of the award amount and you had earned 30% of the award amount for fiscal year 2007, you would only earn 20% of the award amount for fiscal year 2008 because you earned 30% of the 50% the previous year.

•	Interest Accumulation. The Cash Performance Unit Awards bear interest at the same rate paid from time to time under the Fixed Income Option in the company’s Executive Deferred Compensation Plan until earned. The interest is accumulated and added to the unpaid Cash Performance Unit Award amounts each year. The interest will be earned and paid out when the Cash Performance Award is paid out, subject to the PBT Cap rules noted below.

•	PBT Cap. There is a limitation on the aggregate value of all cash performance awards that can be earned by LTIP participants under the Cash Performance Unit Awards with respect to any fiscal year. This limit is 4% of the company’s profit before tax (with expenses) for that year (the “PBT Cap”). Any amount of the Cash Performance Unit Award achieved but not earned in a given year because of the PBT Cap will be converted into a cash obligation that will bear interest at the same rate paid from time to time under the Fixed Income Option in the company’s Executive Deferred Compensation Plan until earned, as described above. If amounts are achieved under the Cash Performance Unit Award but not earned due to the PBT Cap, the HRCC in its sole discretion shall determine an equitable procedure for payouts under the limitations of the PBT Cap of all cash performance awards that can be earned by LTIP participants with respect to any fiscal year.

Terms and Conditions of Awards

Your Option Award is evidenced by, and subject to all the terms and conditions of, the Stock Option Grant Agreement attached hereto as Appendix A. Other key features of your Cash Performance Unit Award are set forth in Appendix B.

Total Compensation

These FY0X LTIP Awards are potentially a very valuable part of your total compensation. This award also aligns total compensation with sales and earnings growth in order to maximize shareholder value. In combination with other forms of compensation, the LTIP awards allow you the opportunity to earn excellent total remuneration for excellent results.

Please call me directly if you have any questions.

Brian C. Koenig

Sr. Vice President, Human Resources

Appendix A

Stock Option Grant Agreement

Granted To:

Number of Shares:

Grant Date:

Option Price:

This agreement confirms the terms of the stock option (the “Option”) granted by Scientific-Atlanta, Inc. (the “Company”) to the undersigned under the 2003 Long-Term Incentive Plan (the “Plan”). The Option is a Non-Qualified Stock Option and is subject to all of the terms and provisions of the Plan, which is incorporated herein by reference.

The percentage of each Option which vests with respect to each fiscal year (the “Measurement Year”) shall be based on the increase in net revenues based on the vesting schedule described below and as follows:

(i)	For fiscal years 200X and 200X+1, the Option will not vest; and

(ii)	For fiscal years 200X+2 and subsequent fiscal years, the compound annual percentage increase in net revenues for the four fiscal years beginning with the Base Year and ending with the Measurement Year, which is a rolling three-year annual compound percentage growth rate using the results of four fiscal years. For fiscal year 2007, the Base Year shall be fiscal year 2004. For each Measurement Year thereafter, the Base Year will roll to the next fiscal year such that the Base Year for fiscal year 2008 is fiscal year 2005.

VESTING SCHEDULE

Compound Annual Percentage Growth Increase of Net Revenues (1)	Cumulative % of Option Shares that Vest (2)
10	10
11	20
12	30
13	50
14	70
15 or higher	100

(1)	For purposes of vesting under this Option, the net revenues shall be adjusted as the Committee in its sole discretion shall determine. The annual compound percentage growth rate shall be determined using a mathematical formula as the Committee in its sole discretion shall approve.

(2)	The award vesting will be determined on a cumulative basis.

Averages between these percentage increase points will be rounded to the nearest tenth and paid out on a straight-line interpolation (e.g., 12.5% increase is a 40% payout).

The Awards do not vest until the Committee has determined that they are payable. The Option shall in any event fully vest on the sixth anniversary of the date of grant, subject to the other provisions of this Stock Option Grant Agreement. The Option is not exercisable after the date occurring 10 years after the grant date set forth above (the “Expiration Date”). The number of shares subject to the Option, and the exercise price, are subject to adjustment as provided in the Plan.

You may exercise the Option by paying the exercise price (number of shares exercised multiplied by the share option price) in cash, by transferring Scientific-Atlanta stock you already own, and by any combination of cash and stock. You may also exercise the option by the broker-assisted cashless exercise procedures established by the Human Resources and Compensation Committee.

Stock option administrative activities are handled by UBS Financial Services. The primary interface to UBS Financial Services is an Internet web site. The Internet web site can be found at www.ubs.com/onesource/sfa. The system requires a user ID and a personal identification number (PIN) and allows you to check on the status of your options, request information statements and authorize the exercise and/or sale of vested option shares. The Internet web site also contains features such as online viewing of option history and vesting information, exercise and transaction modeling capabilities, and online submission of account authorization, PIN changes and bank wire transfer forms. Even if you use the Internet web site, you will still have the ability to talk directly to a UBS Financial Services representative at (888) 395-7425.

In the event the Company determines that it is required to withhold income taxes as a result of the exercise of this Option, you must, as a condition of exercising the Option, make arrangements satisfactory to the Plan Administrator to enable the Company to satisfy such withholding requirements.

After you cease to be an Employee, your rights to exercise this Option shall be determined as provided below. This Option may not be exercised after its term expires or after the Option is otherwise canceled.

(1) Retirement. If you cease to be an Employee because of Retirement (and not on account of termination for “cause” (as hereinafter defined)), this Option shall continue to vest and be exercisable for a period of three (3) years after your Retirement. To the extent unexercised, the Option shall expire three (3) years after the date of Retirement or the date of expiration of the Option as described on the front of this agreement, whichever shall occur first. “Retirement” means voluntary termination of employment after the date on which (a) you have completed five (5) years of service, and (b) the sum of your age and years of service is equal to or greater than sixty-five (65).

(2) Death. Upon your death, this Option shall be exercisable (by the executor or the administrator of your estate or by a person who acquired the right to exercise this Option by bequest or inheritance or by reason of such death) for a period of three (3) years after your death with respect to all shares covered by the Option, regardless of whether the Option was exercisable as to such shares prior to your death. Notwithstanding the foregoing, the Company’s Board of Directors may, in a special case, permit a longer period for exercise of an Option after your death, but in no event shall such period extend beyond the date of expiration of this Option as set forth on the front of this agreement.

(3) Disability. If you cease active service as an Employee by reason of Disability or other medical leave of absence, you will cease to be an Employee for purposes of Subparagraph (6) below as of the earlier of (i) the date that you no longer have a Disability or your medical leave of absence ends (if you do not return to active service) or (ii) the date that is twelve (12) months after such cessation of active service, but only to the extent that, at the date of such termination, your right to exercise such Option had accrued pursuant to the terms of this agreement and had not previously been exercised. “Disability” means the condition of an individual who is unable to engage in any substantial gainful activity by reason of any physical or mental impairment which is classified as a disability in the Company’s Long Term Disability Plan.

(4) Termination for Cause. If your employment is terminated for “cause” (as hereinafter defined), this Option shall expire immediately upon your receipt of the notice of such termination. “Cause,” for purposes of this agreement, shall mean dishonest or fraudulent conduct which would normally be considered as sufficient basis for discharging an employee from a management and/or a supervisory position, or negligence, inaction or misconduct which constitutes failure by you to meet your obligations and perform your duties of employment.

(5) Change in Control. In case of a “Change in Control” (as defined in the Plan), all options then outstanding become immediately exercisable in accordance with the Plan.

(6) Other Reasons. If you cease to be an Employee for any reason other than those mentioned above in Subparagraphs (1), (2) or (4), you shall have the right to exercise this Option at any time within thirty (30) days following such cessation, discharge or termination, but only to the extent that, at the date of cessation, discharge or termination, your right to exercise this Option had accrued pursuant to the terms of this agreement and had not previously been exercised.

(7) Employee. “Employee” shall mean an individual who is employed (within the meaning of Section 3401 of the Internal Revenue Code of 1986, as amended) by the Company or its subsidiaries (i.e., an individual with respect to whom income taxes must be withheld from compensation).

(8) Leave of Absence. Your employment with the Company shall not be considered as having been terminated while you are on military or other bona fide leave of absence (other than a medical leave of absence including Disability), if the period of such leave does not exceed ninety (90) days, or, if longer, so long as your right to re-employment with the Company is guaranteed either by statute or by contract. Where the period of such leave exceeds ninety (90) days and where your right to re-employment is not guaranteed either by statute or by contract, you will cease to be an Employee for purposes of Subparagraph (6) on the ninety-first (91st) day of such leave.

Brian C. Koenig

Sr. Vice President, Human Resources

Appendix B

Long-Term Incentive Award — Cash Right

Your rights to earn the Fiscal Year 200X Cash Performance Unit Award shall be as set forth in your award letter and as provided below. This Cash Performance Unit Award is also subject to all of the terms and provisions of the Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings set forth in the Plan.

(1) Retirement. If you cease to be an Employee because of Retirement (and not on account of termination for “cause” (as hereinafter defined)), you may continue to earn Cash Performance Unit Awards in accordance with the vesting schedule for a period ending the earlier of three (3) years after your Retirement and the date of termination of this Cash Performance Unit Award. “Retirement” means voluntary termination of employment after the date on which (a) you have completed five (5) years of service, and (b) the sum of your age and years of service is equal to sixty-five (65).

(2) Death. Upon your death, Cash Performance Unit Awards can be earned up to one year after the date of death in accordance with the vesting schedule. In the event of death following termination of employment by reason of Retirement as described in subparagraph (1) above, Cash Performance Unit Awards can be earned up to one year after the date of death or three years after your Retirement, whichever occurs last. Notwithstanding the foregoing, the Company’s Board of Directors may, in a special case, permit a longer earnout period after your death, but in no event shall such period extend beyond the date of termination of this Cash Performance Unit Award.

(3) Disability. If you cease active service as an Employee by reason of Disability or other medical leave of absence, you will have the right to earn Cash Performance Unit Awards in accordance with the vesting schedule up to one year after such cessation of employment; provided however, you will not have the right to earn Cash Performance Unit Awards beyond the date of termination of this Cash Performance Unit Award.

(4) Termination for Cause. If your employment is terminated for “cause” (as hereinafter defined), this Cash Performance Unit Award shall terminate immediately upon your receipt of the notice of such termination. “Cause,” for purposes of this agreement, shall mean dishonest or fraudulent conduct, which would normally be considered as sufficient basis for discharging an employee from a management and/or a supervisory position, or negligence, inaction or misconduct, which constitutes failure by you to meet your obligations and perform your duties of employment.

(5) Change in Control. In case of a “Change in Control” (as defined in the Plan), the Cash Performance Unit Awards shall be deemed fully earned and vested in accordance with the Plan.

(6) Other Reasons. If you cease to be an Employee for any reason other than those mentioned in the above subparagraphs, the right to earn this Cash Performance Unit Award shall terminate following such cessation, discharge or termination.

(7) Leave of Absence. Your employment with the Company shall not be considered as having been terminated while you are on military or other bona fide leave of absence (other than a medical leave of absence including Disability), if the period of such leave does not exceed ninety (90) days, or, if longer, so long as your right to re-employment with the Company is guaranteed either by statute or by contract. Where the period of such leave exceeds ninety (90) days and where your right to re-employment is not guaranteed either by statute or by contract, you will cease to be an Employee for purposes of subparagraph (6) on the ninety-first (91st) day of such leave.

(8) Tax implications. Under current tax laws, you are not taxed on any portion of the Cash Performance Unit Award until it is paid. At that time the portion of the Cash Performance Unit Award paid out, it will be subject to federal, state and FICA tax withholding.

(9) Interest. The unearned portion of the Cash Performance Unit Award shall bear interest until paid out at the same rate paid from time to time under the Fixed Income Option in the company’s Executive Deferred Compensation Plan.